NEWS RELEASE	Exhibit 99.1

HECLA TO HOST INVESTOR DAY WEBCAST AND CELEBRATES 125

YEARS BY RINGING NYSE CLOSING BELL®

FOR IMMEDIATE RELEASE

October 17, 2016

COEUR D'ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) will host an Investor Day in Toronto on Thursday, October 20, and in New York on Friday, October 21. Presentations will be made by the company’s senior management, and topics will include operations, innovation and exploration.

There will be a live, listen-only webcast of the Toronto presentation beginning at 11 a.m. Eastern Time on October 20. The URL link for the webcast is http://cdn.digitalservices.online/HeclaMining2016/. The webcast will be archived for one year on the company’s website. A PDF of the presentation will also be available on the Company’s website at www.hecla-mining.com.

In celebration of the Company’s 125th anniversary, Hecla will ring the New York Stock Exchange (NYSE) Closing Bell® on Friday, October 21, at 4:00 p.m. Eastern Time. A video of Hecla’s Closing Bell® ceremony will be available at https://livestream.com/NYSE/HeclaMiningCompany on Friday. Founded in 1891, Hecla Mining Company is the oldest U.S.-based mining company listed on the NYSE.

“Achieving 125 years of mining operations is a reflection of Hecla’s persistence in improving operational performance, the disciplined acquisitions we have made, and our ability to work through challenging times. As a result, we now have the most production and reserves and the brightest outlook in our history. I thank the entire Hecla team, both past and present, and all our stakeholders who have helped us reach this milestone,” said Phillips S. Baker, Jr., President and CEO.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska, Idaho and Mexico, and is a growing gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in six world-class silver and gold mining districts in the U.S., Canada, and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

For further information, please contact:

Jeanne DuPont

Corporate Communications Coordinator

Investor and Public Relations

1-800-HECLA91 (1-800-432-5291)

hmc-info@hecla-mining.com

Cautionary Note Regarding Forward-Looking Statements

Statements made or information provided in this news release that are not historical facts, such as anticipated production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of Canadian securities laws. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “believes,” “estimates,” “targets,” “anticipates” and similar expressions are used to identify these forward-looking statements. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, litigation, regulatory and environmental risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.